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EXHIBIT 3.2B--AMENDMENT

                              ARTICLES OF AMENDMENT
                                       OF
                  ASSOCIATION FOR INVESTMENT IN UNITED STATES
                             GUARANTEED ASSETS, INC.

                                ****************

                  ASSOCIATION FOR INVESTMENT IN UNITED STATES GUARANTEED ASSETS, INC., a Maryland corporation having its principal office in Baltimore, Maryland (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland,that:

                  FIRST: The charter of the Corporation is hereby amended by striking out Article "SEVENTH" of the Articles of Incorporation and inserting in lieu thereof a new Article "SEVENTH", so that Article "SEVENTH" will now read as follows:

                  "SEVENTH: The following provisions are hereby adopted for the purpose of defining, limiting and regulating the powers of the corporation and of the directors and stockholders:

                  The board of directors of the corporation is hereby empowered to authorize the issuance from time to time of any series, in any aggregate face amount of the face amount certificates, whether now or hereafter authorized.

                  The board of directors of the corporation is hereby empowered to authorize the issuance from time to time of shares of its stock of any class, whether now or hereafter authorized, or securities convertible into shares of its stock of any class or classes, whether now or hereafter authorized.

                  The directors may alter or amend the by-laws.

                  The corporation shall be prohibited from engaging in any of the following investment practices: (1) investing in commodities, commodity contracts, foreign currencies, bullion or chattels, except such chattels as are required in the day-to-day operation of the corporation or in connection with its mortgage loans; (2) investing in the ownership of, or interests in, real property, except as may be the result of foreclosure; (3) investing in contracts for the sale of real estate (unless acquired as additional security or upon foreclosure of its mortgages); (4) investing in any mortgage loan other than FHA's or VA's; (5) investing in junior mortgage loans; (6) investing in any equity interests in real


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property; (7) engaging in underwriting or the agency distribution of securities issued by others; and (8) investing in any equity securities of another company.

                  The corporation shall be prohibited from making any investment or engaging in any transactions which, in the opinion of counsel, would violate the provisions of the Investment Company Act of 1940, as applicable to face-amount certificate companies, and from investing in securities not permitted for investment by insurance companies under the Code of the District of Columbia or by the Securities and Exchange Commission pursuant to Section 28(b) of the Investment Company Act.

                  The corporation may make loans to affiliated persons of the corporation to the extent permitted by the Securities and Exchange Commission pursuant to Section 28(b) of the Investment Company Act. The corporation may make loans to persons other than affiliated persons, if the directors in their sole discretion determine that such loans are investments which are qualified under the provisions of 28(b) of the Investment Company Act.

                  The corporation shall be prohibited from declaring or paying any dividends on shares which shall exceed one-third (1/3) of the net earnings of the next proceeding calendar year or which shall exceed 10% of the aggregate net earnings for the next proceeding calendar year or which shall exceed 10% of the aggregate net earnings for the next proceeding five calendar years, whichever is the lesser amount, or any dividend which shall have been forbidden by the Securities and Exchange Commission, if the corporation does not maintain the minimum certificate reserve on all its outstanding face-amount certificates as provided in Section 28 of the Investment Company Act of 1940.

                  The corporation shall be permitted to purchase mortgage loans from United First Mortgage Corporation ("UFMC"). UFMC shall service loans owned by registrant and receive a fee for such servicing.

                  The corporation shall be permitted to purchase securities including GNMA Certificates from UFMC; Huntoon, Paige & Co., Inc., and Huntoon, Paige Securities Corporation and to sell and purchase mortgages through Huntoon, Paige & Co., Inc.

                  The corporation shall be permitted to borrow money and to pledge assets of the corporation not reserved, as that


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term is used in Section 28 of the Investment Company Act of 1940 on account of the face-amount certificates.

                  The corporation shall be permitted to buy and sell the investments in its portfolio security as the corporation determines.

                  The corporation shall deposit with an authorized bank such or any part of the investments maintained by the corporation as certificate reserve requirements.

                  The corporation is required to give thirty days notice before the declaration of any dividend payable to shareholders.

                  The corporation shall invest its assets only in FHA and VA mortgages, GNMA's, United States Government obligations or Bank Certificates of Deposit and such other investments as permitted by the Securities and Exchange Commission pursuant to Section 28(b) of the Investment Company Act.

                  Each share of the corporation will entitle the holder thereof to one vote on any matters which may be voted upon by shareholders of the corporation. Face amount certificate holders as such do not have any voting right. Holders of shares are entitled to their pro rata share of the registrant's assets distributed in liquidation after payments of all liabilities payable to face-amount certificate holders and to any other creditors of the corporation. Face amount certificate holders do not have any right to convert their face amount certificates into shares. Holders of shares are not entitled to demand that the corporation redeem their shares except in accordance with the provisions of Maryland law which allow holders of shares to appraisal rights. Holders of shares that have been fully paid are not required to make any further payments on their shares. Shares are freely transferable by holders thereof on presentment of the proper documents, as required by the transfer agent for the corporation.

                  No holder of shares of stock of any class shall be entitled as a matter of right to subscribe for or purchase or receive any part of any new or additional issue of shares of stock of any class or of securities convertible into shares of stock of any class, whether now or hereafter authorized or whether issued for money, for a consideration other than money or by way of dividend.

                  Notwithstanding any provision of law requiring a greater proportion than a majority of the votes of all classes or of any class of stock entitled to be cast, to take or


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authorize any action, the corporation may take or authorize such action upon the concurrence of a majority of the aggregate number of the votes entitled to be cast thereon.

                  The corporation reserves the right from time to time to make any amendment of its charter, now or hereafter authorized by law, including any amendment which alters the contract rights, as expressly set forth in its charter, of any outstanding stock."

                  SECOND: The board of directors of the corporation, duly adopted a resolution in which was set forth the foregoing amendment to the charter, declaring that the said amendment of the charter as proposed was advisable and directing that it be submitted for action thereon by the stockholders of the corporation.

                  THIRD: That the said amendment has been consented to and authorized by the holders of all the issued and outstanding stock, entitled to vote, by a written consent given in accordance with the provisions of Section 2-505 of the Annotated Code of Maryland, and filed with the records of stockholders meetings.

                  FOURTH: The amendment of the charter of the corporation as hereinabove set forth has been duly advised by the board of directors and approved by the stockholders of the corporation.

                  IN WITNESS WHEREOF, ASSOCIATION FOR INVESTMENT IN UNITED STATES GUARANTEED ASSETS, INC. has caused these presents to be signed in its name and on its behalf by its President and witnessed (or attested) by its Secretary on April 15, 1977.

                                     ASSOCIATION FOR INVESTMENT IN
                                     UNITED STATES GUARANTEED ASSETS, INC.


                                     By___________________________________
                                           William C. Bush, President

WITNESS: (ATTEST)


---------------------------------
Joseph B. Breen, Secretary


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                  THE UNDERSIGNED, President of ASSOCIATION FOR INVESTMENT IN
UNITED STATES GUARANTEED ASSETS, INC. who executed on behalf of said corporation the foregoing Articles of Amendment, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said corporation the foregoing Articles of Amendment to be the corporate act of said corporation and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, under the penalties of perjury.


                                                ------------------------------
                                                  William C. Bush, President


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